Exhibit 23.2

    TBPELS REGISTERED ENGINEERING FIRM F-1580        FAX (713) 651-0849
    1100 LOUISIANA SUITE 4600    HOUSTON, TEXAS 77002-5294    TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Annual Report on Form 10-K of Marathon Oil Corporation ("the Company"), to our summary reports on audits of the estimated quantities of certain proved reserves of oil and gas, net to the Company's interest, and to such reports and this consent being filed as exhibits to this Form 10-K. We also consent to the incorporation by reference of such reports in the Registration Statements indicated below.

Form S-3ASR	Relating to:

Reg. No.	333-269135	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units

Form S-8:	Relating to:

Reg. No.	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan
	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan
	333-181301	Marathon Oil Corporation 2012 Incentive Compensation Plan
	333-211611	Marathon Oil Corporation 2016 Incentive Compensation Plan
	333-231833	Marathon Oil Corporation 2019 Incentive Compensation Plan

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Registration No. F-1580

Houston, Texas
February 16, 2023
    SUITE 2800, 350 7TH AVENUE, S.W.    CALGARY, ALBERTA T2P 3N9    TEL (403) 262-2799
    633 17TH STREET, SUITE 1700    DENVER, COLORADO 80202    TEL (303) 339-8110